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                                                                  EXHIBIT 99.1



                                                  NEWS RELEASE
                                                  FOR IMMEDIATE RELEASE

                                                  CONTACT: MERILYN H. HERBERT
                                                  VICE PRESIDENT, INVESTOR
                                                  RELATIONS
                                                  (615) 370-1377


                  PROVINCE HEALTHCARE ANNOUNCES HOSPITAL SALES

         Brentwood, Tennessee, October 3, 2000--Province Healthcare Company (Nasdaq: PRHC) today announced the sale of Ojai Valley Community Hospital in Ojai, California to the Ojai Valley Community Hospital Foundation and the signing of a definitive agreement to sell General Hospital in Eureka, California to St. Joseph Health Systems. The sales price for the Ojai Hospital was approximately $2.0 million, including working capital. The Ojai Valley Hospital sale was effective October 1, 2000. The sale of General Hospital is subject to regulatory approvals expected by the end of the fourth quarter.

         Martin S. Rash, Chairman, President and Chief Executive Officer of Province Healthcare, said, "The sale of our Ojai hospital was in keeping with our long term strategic plans for the Company. We continue to look for hospitals in growth markets with revenues of $12 million or greater. At June 30, 2000, the Ojai hospital represented approximately 3% of Province's net revenues."

         Province Healthcare Company will record an after tax loss of approximately $6.0 million on the sale of the Ojai hospital in the fourth quarter.

         Province Healthcare is a provider of health care services in attractive non-urban markets in the United States. The Company now owns or leases 15 general acute care hospitals in nine states with a total of 1,323 licensed beds. The Company also provides management services to 44 primarily non-urban hospitals in 17 states with a total of 3,454 licensed beds.

         Contact:  Merilyn H. Herbert, Province Healthcare Company (PRHC) at
(615) 370-1377.